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                         AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                        AMERICARE EMPLOYERS GROUP, INC.,

                     PARALIGN STAFFING TECHNOLOGIES, INC.,

                              RONALD N. SHOSTACK,

                              KERRAN L. SHOSTACK,

                                 IAN ACKERMAN,

                                 THERESA CONROY

                                      and

                             ZANZA PERSONNEL, INC.

                                      and

                        NOVACARE EMPLOYEE SERVICES, INC.


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


                               TABLE OF CONTENTS

SECTION                                                                PAGE
-------                                                                ----

I     PURCHASE AND SALE OF THE SHARES . . . . . . . . . . . . . . . . .   2

II    REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE
               COMPANIES AND THE SHAREHOLDERS . . . . . . . . . . . . .   5

III   REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE
               SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . .  19

IV    REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE
               PURCHASER  . . . . . . . . . . . . . . . . . . . . . . .  21

V     CONDUCT OF THE BUSINESS . . . . . . . . . . . . . . . . . . . . .  22

VI    ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
               COMPANIES, THE SHAREHOLDERS AND THE PURCHASER  . . . . .  24

VII   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

VIII  CONDITIONS TO THE SHAREHOLDERS' OBLIGATION TO CLOSE . . . . . . .  26

IX    CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE . . . . . . . .  28

X     INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .  29

XI    NON-COMPETITION AGREEMENT . . . . . . . . . . . . . . . . . . . .  32

XII   BROKERS AND FINDERS . . . . . . . . . . . . . . . . . . . . . . .  33

XIII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                   SCHEDULES

        I.      CONSIDERATION
       II.      EARN-OUT PAYMENTS
      III.      ADDITIONAL PAYMENTS; EXAMPLES OF EARN-OUT COMPUTATIONS

                         AGREEMENT OF PURCHASE AND SALE

                 THIS AGREEMENT dated as of the 1st day of December, 1997 by and among Americare Employers Group, Inc., an Arizona corporation ("Americare"), Paralign Staffing Technologies, Inc., an Arizona corporation ("Paralign") (Americare and Paralign are collectively referred to as the "Companies"), Ronald N. Shostack ("Shostack"), Kerran L. Shostack ("K. Shostack"), Ian Ackerman, Theresa Conroy and Zanza Personnel, Inc., an Arizona corporation (each, a "Shareholder" and, collectively, the "Shareholders"), and NovaCare Employee Services, Inc., a Delaware corporation (the "Purchaser").

                             W I T N E S S E T H :


                 WHEREAS, the Shareholders are the holders of an aggregate of 98,069 shares of common stock, $.01 par value (the "Americare Common Stock"), of Americare, which shares constitute all of the issued and outstanding shares of capital stock of Americare (all such shares of Americare Common Stock held by the Shareholders being hereinafter referred to as the "Shares");

                 WHEREAS, Americare is the holder of an aggregate of 1,000 shares of common stock, $.01 par value (the "Paralign Common Stock"), of Paralign, which shares constitute all of the issued and outstanding shares of capital stock of Paralign;

                 WHEREAS, Americare is a professional employer organization and is engaged in the business, among other things, of providing businesses with an outsourcing solution to the costs related to employment and human resources and related activities (such activities as conducted by Americare on the date of the Closing (as hereinafter defined) being hereinafter referred to as the "Americare Business");

                 WHEREAS, Paralign is engaged in the business, among other things, of providing staffing to healthcare organizations and related activities (such activities as conducted by Paralign on the date of the Closing being hereinafter referred to as the "Paralign Business") (the Americare Business and the Paralign Business are collectively referred to as the "Business"); and

                 WHEREAS, effective on the date of the Closing, the Purchaser desires to acquire from the Shareholders all of the Shares, and each of the Shareholders desires to sell his respective Shares to the Purchaser, on the terms and subject to the conditions hereinafter set forth.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   SECTION I

                        PURCHASE AND SALE OF THE SHARES

                 A. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, each of the Shareholders shall sell, assign and convey to the Purchaser and the Purchaser shall purchase, acquire and accept from the Shareholders, the Shares.

                 B. Purchase Price. (i) The purchase price (the "Purchase Price") for the Shares is: (a) $9,000,000 in cash, payable to the Shareholders (in the amounts set forth on Schedule I hereto) at the Closing;
(b) shares (the "NCES Shares") of the common stock, $.01 par value (the "NCES Common Stock"), of the Purchaser, in such number as is determined pursuant to
Section I(B)(ii) below, issuable to the Shareholders (as set forth in Schedule I hereto) at the Closing; and (c) the contingent payments, if any, provided for in Sections I(C) and I(D) hereof (such payments, the "Earn-Out Payments").
Each of the Shareholders hereby irrevocably assigns his, her or its right to receive a portion of the Purchase Price (including the Earn-Out Payments, if any) to Thetford Investments, Inc., an Arizona corporation (the "Broker"); provided that the Broker makes the representations and warranties set forth in
Section III(D) hereof and delivers a writing (the "Broker Writing") to the Purchaser to such effect on or prior to the Closing. The Purchaser acknowledges that Shostack may assign his right to receive a portion of the Earn-Out Payments to Dennis L. Hall, Roberta M. Merker and Steven Klaproth; provided that prior to issuing any shares of NCES Common Stock to such individuals in connection with such Earn-Out Payments, the Purchaser receives such evidence as it or its counsel shall reasonably request that no registration of such shares of NCES Common Stock is required under the Securities Act (as hereinafter defined) in connection with such issuance. Each of the Shareholders hereby agrees that the fees and expenses of Squire, Sanders & Dempsey L.L.P., Ernst & Young, Polese, Pietszch, Williams & Nolan and any other accountants, attorneys or other professionals representing the Companies and/or the Shareholders shall be paid by the Shareholders out of such Shareholders' pro rata cash portion of the Purchase Price at Closing and that such amounts shall be disbursed to such parties at Closing pursuant to the instructions of Shostack on behalf of the Shareholders pursuant to the terms and provisions of the Escrow Agreement (as hereinafter defined); provided, however, that neither the Purchaser nor either of the Companies shall be responsible for the payment of such fees and/or expenses.

                          (ii)    The number of NCES Shares to be issued at the
Closing shall be determined by dividing (a) $6,000,000 by (b) the average of the Market Prices (as defined below) with respect to the NCES Common Stock for the thirty (30) business day period ending on the fifth business day immediately preceding the date of the Closing. For purposes of the foregoing, "Market Price" with respect to any business day shall be the last sale price of the NCES Common Stock as reported on the National Market System of The Nasdaq Stock Market, Inc. on such date.

                 C. Earn-Out Payments. As additional payment for the Shares, subject to the conditions set forth herein and in Schedule II hereto, within (i) sixty (60) days after December 31, 1998, December 31, 1999 and December 31, 2000, respectively, or (ii) sixty (60) days after such other date that such Earn-Out Payments are due and payable, the Purchaser shall deliver to the Shareholders and the Broker (in the percentage amounts set forth opposite each such Shareholder's and the Broker's name in Schedule I hereto) the Earn-Out Payments, if any, payable with respect to the twelve-month periods (each an "Earn-Out Period") ending December 31, 1998, December 31, 1999 and December 31, 2000, respectively. The amount of the Earn-Out Payments payable to the Shareholders shall be (i) based upon the achievement by the Companies of
(a) targeted "worksite employee numbers" (as hereinafter defined) and (b) targeted "pre-tax earnings" (as hereinafter defined) and (ii) determined in accordance with the provisions hereof and Schedules I and II hereto. Each of the Earn-Out Payments, if earned, shall be made by delivery to each of the Shareholders and the Broker of a certificate representing shares of the NCES Common Stock, registered in the name of such Shareholder or the Broker, in such numbers of shares as are determined in accordance with Schedules I and II hereto.

                 D. Additional Payments; Shortfall. (i) In addition to the consideration set forth in Section I(C) hereof, subject to the conditions set forth herein and in Schedule III hereto, with respect to each of the Earn-Out Periods ending December 31, 1998, December 31, 1999 and December 31, 2000, respectively, if the Companies shall have achieved (x) the targeted "worksite employee numbers" for such Earn-Out Period and (y) "pre-tax earnings" greater than the 1998 Target Amount, 1999 Target Amount and 2000 Target Amount (as each such term is defined in Schedule II hereto), respectively, the Purchaser shall deliver to the Shareholders and the Broker (in the percentage amounts set forth opposite each such Shareholder's and the Broker's name in
Schedule I hereto) at the same time the Earn-Out Payments set forth in Section I(C) hereof are made (and only if such Earn-Out Payments are required to be made), as additional payment for the Shares, the additional payments (the "Additional Payments") provided for in Schedule III hereto. Each of the Additional Payments, if earned, shall be made by delivery to each of the Shareholders and the Broker of a certificate representing shares of NCES Common Stock, registered in the name of such Shareholder or the Broker, in such number of shares as are determined in accordance with Schedules I and III hereto.

                 (ii) In the event that there shall be a "Shortfall" (as hereinafter defined) with respect to the 1998 Target Amount or the 1999 Target Amount, as the case may be, and the Companies shall achieve pre-tax earnings during the Earn-Out Period ending December 31, 1999 or December 31, 2000, respectively (each, an "Excess Period"), in excess of the applicable Target Amount for the Excess Period (each, an "Excess Amount"), at the option of the Shareholders (unanimously exercised), the Earn-Out Payments with respect to such Excess Period shall be computed by adding (x) the amount of the Earn-Out Payments which would have been payable pursuant to Section I(C) for the Earn-Out Period ending December 31, 1998 or December 31, 1999, as the case may be, in excess of that actually paid, if the Companies had pre-tax earnings equal to the pre-tax earnings actually achieved in the prior period plus the Excess Amount carried back, if any, which Excess Amount shall not exceed the Shortfall, and (y) the Earn-Out Payments, if any, which would be payable pursuant to Section I(C) with respect to the Excess Period if the pre-tax earnings of the Companies with respect to the Excess Period were reduced by the Excess Amount carried back. Such option shall be exercised by the Shareholders by delivering written notice executed by all of the Shareholders to the Purchaser no later than fifteen (15) days after the Shareholders are notified by the Purchaser of the pre-tax earnings for such Excess Period. For purposes hereof, "Shortfall" shall mean the amount by which the Companies fail to achieve pre-tax earnings at least equal to the 1998 Target Amount or 1999 Target Amount, as the case may be.

                 E. Computation of Worksite Employee Numbers and Pre-Tax Earnings; Certain Adjustments. The Purchaser shall, within sixty (60) days after the end of each Earn-Out Period, compute the worksite employee numbers and pre-tax earnings of the Companies for each such Earn-Out Date. The amount so computed shall be the worksite employee numbers and pre-tax earnings for purposes of determining whether or not Earn-Out Payments shall be due and payable. For purposes of this Agreement, (i) "worksite employee numbers" shall mean the number of persons paid as employees of all of the clients of the Companies for which the Companies paid such employees' wages during the last calendar quarter of such Earn-Out Period and (ii) "pre-tax earnings" shall mean the earnings before income taxes of the Companies (and any other professional employer organizations acquired by the Purchaser after the date hereof to which Shostack and the Purchaser agree in writing) for the applicable period as determined on an accrual basis in accordance with generally accepted accounting principles, consistently applied throughout the Earn-Out Periods. For purposes of calculating pre-tax earnings, operating expenses of the Companies shall not include (x) any expenses incurred in connection with the amortization of the Purchase Price or (y) any corporate overhead expenses (except for those operational expenses applicable to the operations of the Companies). Notwithstanding the determination of worksite employee numbers or pre-tax earnings for any Earn-Out Period by the Purchaser, the Shareholders shall have the right to receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such worksite employee numbers or pre-tax earnings, have the right to review all work papers relating to the determination of the worksite employee numbers or pre-tax earnings. Any disputes as to the determination of the worksite employee numbers or pre-tax earnings for any Earn-Out Period shall be resolved in accordance with Section XIII(G) hereof.

                 Numbers of shares of NCES Common Stock and prices per share set forth herein shall be appropriately adjusted for any stock split, stock dividend, reverse stock split or other similar event affecting the NCES Common Stock. Fractional shares shall be rounded up to the nearest whole share.

                 In the event of the consolidation or merger of the Purchaser with or into another person or the acquisition of all or substantially all the assets of the Purchaser by another person (other than a consolidation or merger in which the Purchaser is the continuing corporation and which does not result in any change in the NCES Common Stock), the Purchaser shall have the option to pay the Shareholders (and the Broker) at such time as a payment is due pursuant to Sections I(C) or I(D) hereof, in lieu of the NCES Common Stock provided for in such Sections, the consideration per share in the form (in stock or cash or other consideration) payable to the other holders of NCES Common Stock in connection with such transaction, in each case, multiplied by the number of shares of the NCES Common Stock deliverable to the Shareholders or the Broker provided for in such Sections.

                                   SECTION II

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                AGREEMENTS OF THE COMPANIES AND THE SHAREHOLDERS

                 Each of the Companies and each of the Shareholders, jointly and severally as to all matters relating to the Companies, and each of the Shareholders, individually as to all matters relating to each Shareholder, hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                 A. Organization and Qualification. Each of the Companies is duly organized, validly existing and in good standing under the laws of the State of Arizona and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. Each of the Companies is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the Companies' businesses, financial condition, results of operations, prospects or properties taken as a whole (a "Material Adverse Effect"). Other than as set forth on
Exhibit II(A) attached hereto, neither of the Companies has any subsidiaries, owns any capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. Each of the Companies has full power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the Business and to enter into and consummate the transactions contemplated under this Agreement. The copies of the certificate of incorporation and by-laws of each of the Companies which have been delivered to the Purchaser are complete and correct.

                 B. Authority. The execution and delivery of this Agreement by each of the Companies, the performance by each of the Companies of its covenants and agreements hereunder and the consummation by each of the Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                 C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of either of the Companies or any material statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board applicable to either of the Companies, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which either of the Companies is a party or by which either of the Companies or any of the assets of either of the Companies is bound. Except for the filing of a Hart-Scott-Rodino Notification and Report Form (an "H-S-R Form") and the expiration or termination of the related waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), no consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Exhibit II(C) attached hereto.
Notwithstanding the foregoing, the Purchaser acknowledges that certain jurisdictions in which the Business is currently conducted require licensure and qualification and that, following consummation of the transactions contemplated hereby, certain amendments or additional filings may be required in order for the Purchaser to continue operation of the Business as currently conducted. The Shareholders do not know of any reason why such amendments or filings could not be made as required.

                 D. Capitalization. (i) The authorized capital stock of Americare consists of 1,000,000 shares of Americare Common Stock, of which 98,069 shares are issued and outstanding. All of the issued and outstanding shares of Americare Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth on Exhibit II(D) attached hereto, all of the issued and outstanding shares of Americare Common Stock are owned beneficially and of record by the Shareholders, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Except as set forth on Exhibit II(D) attached hereto, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which Americare or any of the Shareholders is bound relating to the issuance, sale or redemption of shares of Americare Common Stock or other securities of Americare. Except as set forth on Exhibit II(D) attached hereto, no person other than the Shareholders has any interest in the Shares. No shares of capital stock or other securities of Americare are reserved for any purpose.

                          (ii)    The authorized capital stock of Paralign
consists of 10,000 shares of Paralign Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Paralign Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of Paralign Common Stock are owned beneficially and of record by Americare, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which Paralign or Americare is bound relating to the issuance, sale or redemption of shares of Paralign Common Stock or other securities of Paralign. No person other than Americare has any interest in the shares of Paralign Common Stock. No shares of capital stock or other securities of Paralign are reserved for any purpose.

                 E.       Financial Statements; No Undisclosed Liabilities.
The Companies and the Shareholders have delivered to the Purchaser consolidated balance sheets of the Companies as of December 31, 1994 (the "1994 Financials"), December 31, 1995, December 31, 1996 and November 30, 1997 (unaudited) (the "1997 Financials") and the related statements of income, retained earnings and cash flows and the notes thereto, for the periods then ended (hereinafter referred to as the "Financial Statements"). The 1994 Financials have been audited by Nevitt, Olesky & Associates, Ltd., the Companies' former independent accountants. The Financial Statements (other than the 1994 Financials and the 1997 Financials) have been audited by Ernst & Young LLP, the Companies' independent accountants. The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fairly present the financial condition of the Companies as at the dates thereof and the results of the operations of the Companies for the periods indicated. The balance sheets contained in the Financial Statements fairly reflect all liabilities of the Companies of the types normally reflected in balance sheets as at the dates thereof and the reserves for workers' compensation and other benefits are adequately stated on the Financial Statements and represent the ultimate realizable expected costs for such items. Except to the extent set forth in or provided for in the consolidated balance sheet of the Companies as of November 30, 1997 included in the Financial Statements (the "1997 Balance Sheet") or as identified in Exhibit II(E), and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), neither of the Companies has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. Neither of the Companies nor any of the Shareholders is aware of any material omissions in the Financial Statements. A true and correct copy of the Financial Statements is attached hereto as Exhibit II(E).

                 F.       Absence of Certain Changes.  Except as set forth in
Exhibit II(F), subsequent to the date of the 1997 Balance Sheet, there has not been any (i) material adverse or prospective material adverse change in the condition of either of the Companies, financial or otherwise, or in the results of the operations of either of the Companies; (ii) material damage or destruction (whether or not insured) affecting the properties or business operations of either of the Companies; (iii) labor dispute or, to the best knowledge of each of the Companies and each of the Shareholders, threatened labor dispute involving the employees of either of the Companies; (iv) actual or, to the best knowledge of each of the Companies and each of the Shareholders, threatened disputes with any major accounts of either of the Companies, or actual or, to the best knowledge of each of the Companies and each of the Shareholders, threatened loss of business from any of the major accounts of either of the Companies; (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to either of the Companies; or (vi) other event or condition of any character, known to either of the Companies or any of the Shareholders or which in the exercise of reasonable diligence should be known to either of the Companies or any of the Shareholders, not disclosed in this Agreement pertaining to and materially adversely affecting either of the Companies, the Business or the assets of either of the Companies.

                 G. Liabilities Incurred. Except as disclosed in Exhibit II(G), subsequent to the date of the 1997 Balance Sheet, neither of the Companies has (i) incurred any bank indebtedness, entered into any leases, loan agreements or, except in the ordinary course of business consistent with past practices, contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person, or (ii) permitted any liens or encumbrances to attach to any assets of either of the Companies.

                 H. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by either of the Companies or in which either of the Companies has any interest is set forth in
Exhibit II(H). All such leased real property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of either of the Companies, except for such defaults, if any, as are not material in character, amount or extent and do not, severally or in the aggregate, materially detract from the value or interfere with the present use of the property subject to such lease or affect the validity, enforceability or assignability of such lease or otherwise materially impair either of the Companies or the operations of the Business. Neither of the Companies nor any of the Shareholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit II(H). Neither of the Companies nor any of the Shareholders has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                 I. Title to Assets; Condition of Property. The Companies have good and valid title to all its properties and assets, real, personal and mixed, tangible and intangible (in the case of owned real property and the improvements thereon, good and marketable title in fee simple), including, without limitation, the properties and assets reflected in the 1997 Balance Sheet (except for assets leased under leases set forth in Exhibit II(H), assets sold or retired and accounts receivable collected upon, since the date of the 1997 Balance Sheet in the ordinary course of business consistent with past practices). Each of the Companies leases or owns all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages, and have been maintained and serviced in accordance with the normal practices of the Companies and as necessary in the normal course of business. None of the properties or assets of the Companies are subject to any liens, charges, encumbrances or security interests, except as set forth in
Exhibit II(I). None of the assets of either of the Companies (or uses to which they are put) fail to conform with any applicable agreement, law, ordinance or regulation in a manner which is likely to be material to the operations of the Business. Except as set forth in Exhibit II(I), each of the Companies owns all the properties and assets which have been located at or on any of the leased premises of either of the Companies at any time since the date of the 1997 Balance Sheet.

                 J. Taxes. Each of the Companies has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of each of the Companies are true, complete and correct in all material respects. Each of the Companies has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of either of the Companies. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Companies as of the close of the period covered by the Financial Statements, and the amount of the Companies' unpaid Taxes does not exceed the accrual for Taxes reflected in the Financial Statements as of November 30, 1997. Since the date of the 1997 Balance Sheet, neither of the Companies has incurred any Tax liability other than in the ordinary course of business. Other than Americare's federal income Tax Return filed for the calendar year ended December 31, 1991, no Tax Return of either of the Companies has ever been audited. No deficiency in Taxes for any period has been asserted by any Taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth in Exhibit II(J)), no written inquiries or notices have been received by either of the Companies from any Taxing authority with respect to possible claims for Taxes, neither of the Companies nor any of the Shareholders has any reason to believe that such an inquiry or notice is pending or threatened or has knowledge of any reasonable basis for any additional claims or assessments for Taxes. Neither of the Companies has agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. Each of the Companies has delivered to the Purchaser copies of the federal and state income Tax Returns filed by each of the Companies for the past three years and for all other past periods as to which the appropriate statute of limitations has not lapsed. The Shareholders shall be responsible for the Tax, if any, due and payable by the Companies arising out of or relating to the dividend of the Division (as hereinafter defined).

                 The Shareholders at their own expense shall be responsible for preparing and filing any and all federal, state, municipal and other Tax Returns of the Companies in respect of any and all periods up to and including the date of the Closing (including, without limitation, the Companies' federal income Tax Returns for the short taxable year ending with the date of the Closing) to the extent not already filed, whether or not required to be filed on or before the date of the Closing, and shall pay all Taxes (and interest, penalties, fines or assessments thereon) due and payable by the Companies for all periods up to and including November 30, 1997 to the extent not already paid (including, without limitation, the federal income Taxes due and payable with respect to the short taxable year referenced in the preceding sentence) (collectively, "Pre-Closing Tax Periods"); provided, however, that the

Companies shall be responsible for up to $5,000 of the expenses incurred by the Shareholders in connection with the preparation and filing of such Tax Returns upon presentment by the Shareholders of evidence of the incurrence of such expenses. The Shareholders' individual obligations to pay any Taxes attributable to the Pre-Closing Tax Periods shall be pro rata in proportion to their respective ownership of Shares on the date of the Closing as set forth on
Schedule I hereto. The parties agree that any refunds of any federal, state, municipal or other Taxes attributable to Pre-Closing Tax Periods, irrespective of when paid, that may be received subsequent to the date of the Closing shall be promptly distributed to the Shareholders pro rata in proportion to their respective ownership of Shares on the date of the Closing as set forth on
Schedule I hereto. The Shareholders shall review all such Tax Returns with the Purchaser prior to filing and shall submit such proof of payment of the Taxes due as the Purchaser shall reasonably request.

                 K.       Permits; Compliance with Applicable Law.

                          (i)     General.  Neither of the Companies is in
default under any, and has complied with all, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to either of the Companies, the Business or any assets of either of the Companies as to which a default or failure to comply might result in a Material Adverse Effect. Neither of the Companies nor any of the Shareholders has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither of the Companies nor any of the Shareholders has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                          (ii)    Permits; Intellectual Property.  Set forth in
Exhibit II(K) is a complete and accurate list of all permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by either of the Companies. The Permits set forth in Exhibit II(K) are all the Permits required for the conduct of the Business. All the Permits set forth in
Exhibit II(K) are in full force and effect, and neither of the Companies has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the best knowledge of each of the Companies and each of the Shareholders, threatened. There are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by either of the Companies under any such Permit except for such defaults as are not reasonably likely to have, either singly or in the aggregate, a Material Adverse Effect. Neither of the Companies nor any of the Shareholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Exhibit II(K). To the best knowledge of each of the Companies and each of the Shareholders, the use by either of the Companies of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Exhibit II(K) or, except for the filing of an H-S-R Form, require the consent of any person. Except as set forth in Section II(K)(iii) below, neither of the Companies is required to be licensed by, nor is it subject to the regulation of, any governmental or regulatory body.

                          (iii)   Licensing.  The operations of the Companies
are licensed in each state where the failure to be licensed would have a Material Adverse Effect, and are currently in compliance in all material respects with all statutes regulating professional employer organizations in such states where the failure to comply would have a material adverse effect on either of the Companies.

                          (iv)    Environmental.  (a)  Each of the Companies
has duly complied in all material respects with and the real estate subject to the leases listed in Exhibit II(H) and improvements thereon, and all other real estate leased by either of the Companies, and the improvements thereon (all such owned or leased real estate hereinafter referred to collectively as the "Premises") are in compliance in all material respects with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                                  (b)      Neither of the Companies has
received any notice of, and neither of the Companies nor any of the Shareholders knows of any facts which might constitute, violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises or of any premises formerly owned, leased or occupied by either of the Companies.

                 L.       Accounts Receivable; Accounts Payable.

                          (i)     The accounts receivable of each of the
Companies are in their entirety valid accounts receivable, arising in the ordinary course of business. At the Closing, the Companies shall have available to the Purchaser unrestricted cash and cash equivalents of sufficient amounts to pay any and all current obligations of the Companies as they become due.

                          (ii)    The accounts and notes payable and other
accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by either of the Companies subsequent to the date of the 1997 Balance Sheet, are in all material respects valid claims that arose in the ordinary course of business. Since the date of the 1997 Balance Sheet, the accounts and notes payable and other accrued expenses of either of the Companies have been paid in a manner consistent with past practice.

                 M.       Contractual and Other Obligations.  Set forth in
Exhibit II(M) is a list and brief description of all (i) material contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which either of the Companies is a party or by which either of the Companies, the Business or any of the assets of either of the Companies is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) obligations and liabilities of either of the Companies pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of either of the Companies is in excess of $2,500; and (iii) material contingent obligations and liabilities of either of the Companies; all of the foregoing being hereinafter referred to as the "Contracts". Neither of the Companies nor, to the best knowledge of each of the Companies and each of the Shareholders, any other party is in default in the performance of any covenant or condition under any Contract except for such defaults as are not reasonably likely to have, either singly or in the aggregate, a Material Adverse Effect and, to the best knowledge of each of the Companies and each of the Shareholders, no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract except for such defaults as are not reasonably likely to have, either singly or in the aggregate, a Material Adverse Effect. Neither of the Companies is a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. Neither of the Companies is a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

                 N. Compensation. Set forth in Exhibit II(N) attached hereto is a list of all agreements between either of the Companies and each person, other than worksite employees of the Company's employer clients ("Worksite Employees"), employed by or independently contracting with either of the Companies with regard to compensation, whether individually or collectively, and set forth in Exhibit II(N) is a list of all employees of the Companies other than Worksite Employees ("Company-Based Employees") entitled to receive annual compensation in excess of $20,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of either of the Companies. Neither of the Companies has informed any employee or independent contractor providing services to either of the Companies that such person will receive any increase in compensation or benefits or any ownership interest in either of the Companies or the Business.

                 O.       Employee Benefit Plans.  Except as set forth in
Exhibit II(O) attached hereto, neither of the Companies maintains or sponsors, nor is either of them required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which Company-Based Employees of either of the Companies participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), being hereinafter referred to as the "Benefit Plans" and any such multiemployer plans being hereinafter referred to as the "Multiemployer Plans") comply in all material respects with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable law, and neither of the Companies has taken or failed to take any action with respect to the Benefit Plans or Multiemployer Plans which might create any material liability on the part of either of the Companies or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan and as to each Multiemployer Plan has complied in all material respects with the requirements of ERISA and all other applicable laws in respect of each such Plan. The Companies have furnished to the Purchaser copies of all Benefit Plans and Multiemployer Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans and Multiemployer Plans for a period of three years prior to the date hereof. Such financial statements and actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                         (i)      Each Benefit Plan intended to be qualified
under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service as to its qualification thereunder;

                         (ii)     No Benefit Plan which is a "defined benefit
plan" (within the meaning of Section 3(35) of ERISA) (hereinafter referred to as the "Defined Benefit Plans") or Multiemployer Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code), whether or not waived;

                         (iii)    No "reportable event" (within the meaning of
Section 4043 of ERISA) has occurred with respect to any Defined Benefit Plan or any Multiemployer Plan;

                         (iv)      Neither of the Companies has withdrawn
(partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan, or in any withdrawal or other liability of any nature to either of the Companies or the Purchaser under any Benefit Plan or any Multiemployer Plan;

                         (v)      No "prohibited transaction" (within the
meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan or any Multiemployer Plan;

                         (vi)     The excess of the aggregate present value of
accrued benefits over the aggregate value of the assets of any Defined Benefit Plan (computed both on a termination basis and on an ongoing basis) is not more than $-0-, and the aggregate withdrawal liability of either of the Companies with respect to any Multiemployer Plan assuming the withdrawal of either of the Companies from said Multiemployer Plan, is not more than $-0-;

                         (vii)    No provision of any Benefit Plan or of any
agreement, and no act or omission of either of the Companies, in any way limits, impairs, modifies or otherwise affects the right of either of the Companies or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

                         (viii)   There are no contributions which are or
hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA) (hereinafter referred to as a "Defined Contribution Plan"), with respect to services rendered by Company-Based Employees of either of the Companies prior to the date of the Closing;

                         (ix)     Other than claims in the ordinary course for
benefits with respect to the Benefit Plans or Multiemployer Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan or any Multiemployer Plans, or any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

                         (x)      All reports, returns and similar documents
with respect to the Benefit Plans required to be filed with any governmental agency have so been filed;

                         (xi)     Neither of the Companies has incurred any
liability to the Pension Benefit Guaranty Corporation (except for required premium payments). No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the Pension Benefit Guaranty Corporation (pursuant to Section 4042 of ERISA) with respect to any Benefit Plan subject to ERISA. There has been no termination of any Defined Benefit Plan or any related trust by either of the Companies; and

                         (xii)    Neither of the Companies has any obligation
to provide health or other welfare benefits to former, retired or terminated Company-Based Employees, except as specifically required under Section 4980B of the Code. Each of the Companies has substantially complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

                 P. Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, either of the Companies, or the terms and conditions of employment, wages and hours except for such violations as are not reasonably likely to have, either singly or in the aggregate, a Material Adverse Effect. Neither of the Companies is engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best knowledge of each of the Companies and each of the Shareholders, threatened against either of the Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against (to the best knowledge of each of the Companies and each of the Shareholders) or involving either of the Companies. No issue with respect to union representation is pending or, to the best knowledge of each of the Companies and each of the Shareholders, threatened with respect to the employees of either of the Companies. No union or collective bargaining unit or other labor organization has ever been certified or recognized by either of the Companies as the representative of any of the employees of either of the Companies.

                 Q. Increases in Compensation or Benefits. Except as set forth in Exhibit II(Q), subsequent to the date of the 1997 Balance Sheet, there have been no increases in the compensation payable or to become payable to any of the Company-Based Employees of either of the Companies and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in
Exhibit II(O); provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to any of the Shareholders (or any members of the families of any of the Shareholders). All bonuses heretofore granted to Company-Based Employees of either of the Companies have been paid in full to such employees. The vacation policy of each of the Companies is set forth in Exhibit II(Q). Except as set forth in
Exhibit II(Q), no Company-Based Employee of either of the Companies is entitled to vacation time in excess of three weeks during the current calendar year and no Company-Based Employee of either of the Companies has any accrued vacation or sick time with respect to any prior period.

                 R. Insurance. A list and brief description of the insurance policies maintained by each of the Companies is set forth in Exhibit II(R). Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. Each of the Companies has complied in all material respects with the provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain in accordance with good business practices. Neither of the Companies has received any notices of any pending or threatened termination or premium increases with respect to any such policies. Neither of the Companies has had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither of the Companies nor any of the Shareholders is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against either of the Companies or the Business for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against either of the Companies or the Business covered by insurance have been reported to the appropriate insurance carrier on a timely basis. Each of the Companies has adequate insurance and reserves to cover any liability that may arise out of any claims, including but not limited to workers compensation and health insurance claims, that may be asserted against either of the Companies for occurrences prior to the date of the Closing.

                 S. Conduct of Business. Neither of the Companies is restricted from conducting the Business in any location by agreement or court decree.

                 T. Allowances. Neither of the Companies has any obligation outside of the ordinary course of business to make allowances to any customers with respect to the Business.

                 U. Use of Names. All names under which either of the Companies currently conducts the Business are listed in Exhibit II(U). To the best knowledge of each of the Companies and each of the Shareholders, there are no other persons or businesses conducting businesses similar to those of the Companies in the State of Arizona having the right to use or using the names set forth in Exhibit II(U) or any variants of such names; and no other person or business has ever attempted to restrain either of the Companies or any of the Shareholders from using such names or any variant thereof except as set forth on Exhibit II(U).

                 V. Power of Attorney. Neither of the Companies has granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever other than a power of attorney granted to James F. Polese, Esq. by the Companies solely with respect to certain tax matters.

                 W. Litigation; Disputes. Except as set forth in Exhibit II(W), there are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the best knowledge of each of the Companies and each of the Shareholders, threatened against or affecting either of the Companies, the Business or any of the properties or assets of either of the Companies, no such claim, dispute, action, suit, proceeding or investigation has been pending or, to the best knowledge of each of the Companies and each of the Shareholders, threatened during the five-year period preceding the date of the Closing and, to the best of the knowledge of each of the Companies and each of the Shareholders, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither of the Companies nor any of the Shareholders has any knowledge of any default under any such action, suit or proceeding. Neither of the Companies is in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator except for such defaults as are not reasonably likely to have, either singly or in the aggregate, a Material Adverse Effect.

                 X. Location of Business and Assets. Set forth in Exhibit II(X) is each location (specifying state, county and city) where either of the Companies (i) has a place of business, (ii) owns or leases real property and
(iii) owns or leases any other property, including equipment and furniture.

                 Y. Computer Software. Each of the Companies has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Companies' business operations (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in Exhibit II(Y) (the "Licenses"). Neither of the Companies has knowledge that any of the Licenses may not be valid or enforceable by either of the Companies or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. Neither of the Companies has granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses, except that Americare will grant Unalign Staffing Technologies, Inc. a zero royalty license to use its current payroll software.

                 Z. Worksite Employee Numbers. The number of persons paid as employees of all of the clients of the Companies for which the Companies paid such employees' wages during the three-month period ending November 30, 1997 was estimated by the Companies to be 7,000. An accurate count will be provided by the Companies within seven days after the date of the Closing with accompanying documentation supporting their count. As of November 30, 1997, each of the Companies had paid all salaries, wages, employer's portion of social security, Medicare premiums, federal employment Taxes, health care and workers' compensation costs and state unemployment Taxes with respect to such worksite employees due and payable by such date and since November 30, 1997, each of the Companies has continued to pay such amounts as they have become due and payable.

                 AA.     Bank Accounts.  Set forth in Exhibit II(AA) attached
hereto is a list of all bank accounts maintained in the name of each of the Companies and a brief description of persons having power to sign on behalf of either of the Companies with respect to each such account.

                 BB.     Disclosure.  No representation or warranty made under
any Section hereof and none of the information furnished by either of the Companies or any of the Shareholders set forth herein, in the exhibits hereto or in any document delivered by either of the Companies or any of the Shareholders to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  SECTION III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS OF THE SHAREHOLDERS

                 Each of the Shareholders hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

                 A. Authority. Such Shareholder is fully able to execute and deliver this Agreement and to perform such Shareholder's covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally or by general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                 B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound.

                 C. Ownership of Shares. Such Shareholder owns his Shares free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. Such Shareholder has the right to transfer his Shares to the Purchaser and, upon transfer of such Shareholder's Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to such Shareholder's Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever.

                 D. Investment. (i) Such Shareholder has received a copy of the Purchaser's (x) Prospectus dated November 11, 1997 and (y) Quarterly Report on Form 10-Q for the period ended September 30, 1997 and such other information relating to the business and affairs of the Purchaser which such Shareholder has requested, and all additional information which such Shareholder has considered necessary to verify the accuracy of the information so received. Such Shareholder has had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, such Shareholder is familiar with the operations, business plans and financial condition of the Purchaser.

                           (ii)   Such Shareholder understands that the
Purchaser proposes to issue and deliver to such Shareholder, under certain circumstances, shares of NCES Common Stock pursuant to this Agreement without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed.

                          (iii)   Such Shareholder understands that, under
existing rules of the Securities and Exchange Commission (the "SEC"), such Shareholder may be unable to sell his shares of NCES Common Stock except to the extent that such shares of NCES Common Stock may be sold (A) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (B) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (C) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144"). Such Shareholder understands that the Purchaser is under no obligation to effect a registration of the Shareholder's shares of NCES Common Stock under the Securities Act.

                           (iv)   Such Shareholder is familiar with the
provisions of Rule 144 and the limitations upon the availability and applicability of such Rule.

                            (v)   Such Shareholder, either alone or with his or
her financial advisor(s) or representative(s), has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks inherent in the acquisition of restricted securities such as the shares of NCES Common Stock and his financial position is such that he can afford to retain his shares of NCES Common Stock for an indefinite period of time without realizing any direct or indirect cash return on his investment.

                           (vi)   Such Shareholder is acquiring his shares of
NCES Common Stock for his account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                 E.               Representation by Counsel.

                                  (i)      Each of Shostack, Ian Ackerman and
Zanza Personnel, Inc has been represented by Sacks Tierney in connection with his or its execution and delivery of this Agreement, the Employment Agreement, the Escrow Agreement, the other documents and agreements executed in connection therewith and the consummation of the transactions contemplated by this Agreement.

                                  (ii)     K. Shostack has been represented by
Gallagher & Kennedy in connection with her execution and delivery of this Agreement, the Escrow Agreement, the other documents and agreements executed in connection therewith and the consummation of the transactions contemplated by this Agreement.

                                  (iii)     Theresa Conroy has been advised of
the importance of this Agreement, the Escrow Agreement, the other documents and agreements executed in connection therewith and the consummation of the transactions contemplated by this Agreement and has been given the opportunity to avail herself of counsel of her choice and to review such documents with such counsel. Insofar as Theresa Conroy has deemed necessary or appropriate, she has reviewed such documents with, and sought the advice of, counsel of her own choice.

                                   SECTION IV

                          REPRESENTATIONS, WARRANTIES,
                   COVENANTS AND AGREEMENTS OF THE PURCHASER

                 The Purchaser hereby represents and warrants to, and covenants, and agrees with, the Companies and the Shareholders, as of the date of the Closing, that:

                 A. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Shares.

                 B. Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                 C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or bylaws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

                 D. Investment. The Purchaser is acquiring the Shares for its own account and not with a view toward resale or redistribution thereof within the meaning of the Securities Act.

                 E. Reports Under the Securities Exchange Act of 1934. The Purchaser covenants and agrees that it will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended and will file all periodic reports and other filings required to be filed thereunder.

                                   SECTION V

                            CONDUCT OF THE BUSINESS

                 Each of the Companies and each of the Shareholders, jointly and severally, hereby covenants and agrees with the Purchaser that, except as hereafter consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing, neither of the Companies shall:

                 A. Operation of the Business. Make a purchase, sale or lease in respect of either of the Companies or introduce any method of management, accounting or operation in respect of either of the Companies, except in a manner consistent with prior practice.

                 B. Accounts Receivable. Fail to maintain sales or accounts receivable on a normal basis or change the cash equivalent accounts or the methods or procedures for billing, collecting, or recording customer accounts receivable or reserves for doubtful accounts.

                 C. Properties, Plant and Equipment. Fail to maintain, repair, service, preserve, and in any way further encumber, its properties, other than accounts receivable collected upon and supplies used in the ordinary course of business after the date hereof.

                 D.       No Loans, Advances, etc.   Make any loans or
advances, debt repayments or forgiveness, interest payments or forgiveness, or grant pay raises, bonuses or awards, or unusual salary or other payments, disbursements or other distributions, directly or indirectly, in any form to any management personnel, Company-Based Employee, director, officer or shareholder of either of the Companies, or any relative of any such person, or entities or persons affiliated with or related to any such management personnel, Company-Based Employee, director, officer or shareholder of either of the Companies.

                 E. No Dividends; Distributions; Payment of Certain Indebtedness. Except as set forth in Exhibit V(E), declare or pay any dividend or make any other distribution in respect of its capital stock, or, except as specifically contemplated by this Agreement, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of its capital stock or, except in the ordinary course of business, pay or discharge any outstanding indebtedness and in any event pay or discharge any outstanding indebtedness of any of the Shareholders, the relatives or affiliates of any of the Shareholders or of any of the management personnel, Company-Based Employees, directors or officers of either of the Companies.

                 F. Preservation of Organization, Company-Based Employees and Business Relationships. Fail to use its reasonable best efforts to: (i) preserve the present business organization of each of the Companies intact;
(ii) keep available the services of the present Company-Based Employees of each of the Companies; and (iii) preserve present relationships and goodwill with entities or persons having business dealings with either of the Companies, including, without limitation, existing customers of either of the Companies.

                 G. Books and Records. Fail to maintain the books and records of each of the Companies in accordance with good business practices, on a basis consistent with prior practice.

                 H. Compliance with Laws. Fail to use its best efforts to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every court or governmental entity or agency applicable to each of the Companies and to the conduct of the Business and perform all of its obligations with respect thereto without default.

                 I. Maintenance of Insurance. Fail to maintain and pay all premiums with respect to such policies of insurance as are currently held in the name of either of the Companies.

                 J. Contracts. Make any change adverse to either of the Companies in the terms of any Contract or fail to perform any of its obligations with respect thereto without default.

                 K. Claims. Waive, cancel, sell or otherwise dispose of for less than the face value thereof any claim or right either of the Companies has against others.

                 L. Bonuses, etc. Take any action described in the first sentence of Section II(Q) hereof.

                 M. Billings; Accounts Payable. Fail to bill for services rendered or permit any account payable or accrued expense of either of the Companies to be outstanding for more than sixty (60) days, other than accounts payable or accrued expenses being diligently contested in good faith by either of the Companies and as to which the Purchaser shall have consented in writing.

                 N. Contracts. Enter into any contract, contractual obligation, bank debt, lease, loan or other commitment, written or oral, or agreement for amounts to be due to third parties, other than in the ordinary course of business.

                 O. Encumbrances. Permit any encumbrance, lien or attachment against any of its property.

                 P. Further Information. Fail to make available to the Purchaser the books of account, records, Tax Returns, leases, contracts and other documents or agreements of either of the Companies and the Business as the Purchaser, its counsel, accountants and its authorized representatives may from time to time reasonably request.

                 Q. Cooperation. Fail to cooperate fully with the Purchaser, do all things reasonably necessary to assist the Purchaser and use its reasonable best efforts at its own expense to obtain all consents and approvals necessary for the transfer of the Shares, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought.

                                   SECTION VI

                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                        AND COVENANTS OF THE COMPANIES,
                       THE SHAREHOLDERS AND THE PURCHASER

                 A. Publicity. Each of the Companies and each of the Shareholders covenants and agrees, jointly and severally, that any and all publicity (whether written or oral) and notices to third parties (other than employees of the Companies) concerning the sale of the Shares and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser.

                 B. Correspondence, etc. Each of the Companies and each of the Shareholders covenants and agrees, jointly and severally, that each of them will deliver to the Purchaser, promptly after the receipt thereof, all inquiries, correspondence and other materials received by any of them from any person or entity relating to either of the Companies or the Business.

                 C. Confidentiality. Each of the Companies, the Purchaser and each of the Shareholders covenants and agrees that it or he shall keep confidential any and all nonpublic information relating to the Purchaser (with respect to either of the Companies and each of the Shareholders) or, prior to the Closing, either of the Companies or the Business (with respect to the Purchaser), and none of them shall disclose such information without the prior written consent of the other party.

                 D.       Software.

                 (i) In the event Shostack "Successfully Develops" "Internet-Based Computer Software for Professional Employer Organizations" (each as hereinafter defined), Shostack shall provide the Purchaser with written notice thereof (the "Initial Notice"), describing such software in reasonable detail, and shall give the Purchaser a right of first refusal to license such Internet-Based Computer Software for Professional Employer Organizations on an exclusive basis. Such right of first refusal shall be exercised by the Purchaser by providing Shostack with a written exercise notice (the "Exercise Notice") within 30 days after the Purchaser's receipt of the Initial Notice, which Exercise Notice shall set forth the license fee proposed to be paid by the Purchaser. The license fee proposed will state (1) a license fee consisting of (a) a fee per worksite employee per year and (b) a guaranty of a minimum number of employees for each year of the proposed license; and/or
(2) flat company license fee for a stated maximum number of worksite employees per year for a company wide license. Shostack may elect to take either proposed fee, or neither. In the event that the Purchaser does not timely deliver an Exercise Notice or if Shostack elects not to accept the Purchaser's offer contained in an Exercise Notice, Shostack shall be entitled to license the Internet-Based Computer Software for Professional Employer Organizations to any party on terms no less favorable to Shostack than those set forth in the Exercise Notice, if any. For purposes of interpreting the term "on terms no less favorable", the proposed minimum guarantee and flat company license should be reasonably adjusted by taking into account the relative size of the professional employer organization taking the license, with size measured by the number of worksite employees as otherwise defined in this Agreement. For purposes of this Agreement, Internet-Based Computer Software for Professional Employer Organizations shall mean Payroll Processing and Human Resource Management for Professional Employer Organizations, and such software shall be considered Successfully Developed if such software is marketed and sold to the Purchaser or another professional employer organization customer which is not related to or an affiliate of Shostack or S&F Employee Software, L.L.C., except that S&F Employee Software, L.L.C. may license such software to Unalign Staffing Technologies, Inc. on an exclusive or non-exclusive basis at fair market value if Shostack elects not to accept the Exercise Notice and such license shall satisfy the "Successfully Developed" provision above if such license is on "terms no less favorable" as defined above. If Shostack elects to accept the Exercise Notice, S&F Employee Software, L.L.C. may, notwithstanding anything to the contrary above, license the software to Unalign Staffing Technologies, Inc. on the same terms (adjusted for size) as proposed by Purchaser.

                 (ii) In connection with the development of such software, the Purchaser will consider, upon written notice from Shostack, allowing S&F Employee Software, L.L.C. to test some or all of the Internet-Based Human Resource and Payroll Management Software at Americare, which consideration not be unreasonably withheld. Shostack will cause S&F Employee Software, L.L.C. to extend to Americare a zero royalty license for such software for the lesser of the duration of the Employment Agreement or the Purchaser exercises its right to first refusal pursuant to or such right lapses pursuant to subsection (i) above.

                 (iii) Subject to subsection (i) above, each of the parties acknowledges and agrees that the Internet-Based Computer Software for Professional Employer Organizations shall be the sole property of S&F Employee Software, L.L.C. including all tangible and intangible and intellectual property rights therein, and expressly including all trade secrets, know-how, and rights in any patentable innovations, and the sole and exclusive worldwide right to all common law and statutory copyrights, and all renewals and extension thereof, including the right to reproduce any works based thereon, to distribute copies of phonorecords to the public by sale or other transfer of ownership or by rental, lease or lending; to perform and display the Internet-Based Computer Software for Professional Employer Organizations publicly and hereby assigns all claims, rights, title and interest in such software to Shostack. Shostack agrees to indemnify and hold all members of the Purchaser Group (as hereinafter defined) harmless from any claims from any party relating to the development, ownership or any other rights with respect to such software.

                 E. Guarantees. The Shareholders shall use their reasonable best efforts (it being understood and agreed that nothing contained herein shall require the Shareholders to obtain the guarantee by any third party to replace either Americare or any subsidiary thereof (other than PRM (as hereinafter defined)) to cause each of Americare or any subsidiary thereof (other than PRM) to be released from obligations and guarantees (the "Guarantees"), if any, made by any of them in connection with any contract, lease or agreement in favor of a third party including, but not limited to, loans issued by certain banks, individuals and companies to the either of the Companies, and each of the Shareholders agrees to indemnify, defend and hold harmless Americare and/or such subsidiary from and against all Damages (as hereinafter defined) sustained or incurred by Americare and/or such subsidiary by reason of the Guarantees or the failure to perform fully any obligations pursuant to such contracts, leases or agreements.

                                  SECTION VII

                                    CLOSING

                 A. Time and Place of Closing. The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 12:00 P.M., local time on December 31, 1997 or such date as shall be mutually agreed upon by the parties; provided, however, that the parties agree that the Closing may occur by telecopier and if the applicable waiting period under the H-S-R Act has not expired or terminated, the transactions contemplated by this Agreement will close in escrow on December 31, 1997 or such other date as shall be mutually agreed upon by the parties pursuant to the terms of the Escrow Agreement between the Shareholders and the Purchaser, which agreement shall be substantially in the form attached hereto as Exhibit VII(A) (the "Escrow Agreement").

                 B. Delivery of the Shares. Delivery of the Shares shall be made by the Shareholders to the Purchaser at the Closing by delivering one or more certificates in negotiable form representing the Shares, each such certificate to be accompanied by any requisite documentary or stock transfer Taxes, against payment of the Purchase Price payable at the Closing.

                 C. Tax Matters. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Shareholders when due, and each of the Shareholders will, at such Shareholder's own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Purchaser will join in the execution of any such Tax Returns and other documentation.

                                  SECTION VIII

              CONDITIONS TO THE SHAREHOLDERS' OBLIGATION TO CLOSE

                 The obligation of the Shareholders to sell the Shares and the obligation of the Shareholders otherwise to consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Shareholders (acting jointly) in writing in their sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the
Closing:

                 A. No Litigation. No action, suit or proceeding against either of the Companies, any of the Shareholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                 B. Representations and Warrants. The representations and warranties made by the Purchaser herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the

Closing, the Purchaser shall deliver to the Companies and the Shareholders a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all material respects, and, on the date of the Closing, the Purchaser shall deliver to the Shareholders a certificate dated the date of the Closing to such effect.

                 C. Other Certificates. The Shareholders shall have received such additional certificates, instruments and other documents in form and substance satisfactory to them and their counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby.

                 D. Deliveries. All deliveries by the Purchaser required hereunder shall have been made.

                 E. Payment of the Purchase Price. Each of the Shareholders shall have received from the Purchaser (i) a certified check made payable to the order of, or a wire transfer to an account designated by, each of the Shareholders in the amount set forth opposite such Shareholder's name on
Schedule I hereto and (ii) a certificate representing the number of shares of NCES Common Stock determined on the basis set forth opposite such Shareholder's name on Schedule I hereto.

                 F. Employment Agreement. The Purchaser and Shostack shall have entered into an employment agreement substantially in the form of
Exhibit VIII(F) attached hereto (the "Employment Agreement").

                 G. Escrow Agreement. If the applicable waiting period under the H-S-R Act has not expired or terminated, the Purchaser and the Shareholders shall have entered into the Escrow Agreement.

                 H. Opinion. The Shareholders shall have received an opinion of Haythe & Curley, counsel to the Purchaser, delivered to the Shareholders pursuant to the instructions of the Purchaser, dated the date of the Closing, substantially to the effect set forth in Exhibit VIII(H) attached hereto.

                                   SECTION IX

               CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                 The obligation of the Purchaser to purchase the Shares and otherwise to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the

Purchaser in its sole discretion, and each of which each of the Companies and each of the Shareholders hereby agrees to use his or its best efforts to satisfy at or prior to the Closing:

                 A. Opinion of Counsel. The Purchaser shall have received an opinion of Squire, Sanders & Dempsey L.L.P., counsel for the Companies, with respect to the Companies and, solely with respect to certain opinions, the Shareholders, delivered to the Purchaser pursuant to the instructions of the Companies, dated the date of the Closing, substantially to the effect set forth in Exhibit IX(A) attached hereto.

                 B. No Litigation. No action, suit or proceeding against either of the Companies, any of the Shareholders or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                 C. Representations and Warranties. The representations and warranties made by each of the Companies and each of the Shareholders herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and, on the date of the Closing, each of the Companies and each of the Shareholders shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by each of the Companies and each of the Shareholders on or before the date of the Closing shall have been duly complied with and performed in all material respects and, on the date of the Closing, each of the Companies and each of the Shareholders shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                 D. Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                 E. Third Party Consents. The Purchaser shall have received all necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of each of the Companies, the Purchaser or any of the Shareholders to the consummation of the transactions contemplated hereby which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or either of the Companies.

                 F. Employment Agreement. The Purchaser and Shostack shall have entered into the Employment Agreement.

                 G. Deliveries. All deliveries by the Companies and the Shareholders required hereunder shall have been made.

                 H. Shares. All of the Shares shall have been sold by the Shareholders and delivered to the Purchaser.

                 I. Dividend of Stock. The Purchaser shall have received evidence of the dividend by Americare to the Shareholders of all of the capital stock of Paralign Revenue Management, Inc., an Arizona corporation ("PRM"), representing Americare's Revenue Management and Technical Recruiting Divisions (the "Division") on terms reasonably acceptable to the Purchaser.

                 J. Escrow Agreement. If the applicable waiting period under the H-S-R Act has not expired or terminated, the Purchaser and the Shareholders shall have entered into the Escrow Agreement.

                 K. Counsel Letter; Broker Writing. The Purchaser shall have received (x) the Broker Letter and (y) letters, reasonably acceptable to the Purchaser and its counsel, that (x) Sacks Tierney represents Shostack, Ian Ackerman and Zanza Personnel, Inc. and (y) Gallagher & Kennedy represents K. Shostack with respect to this Agreement and the consummation of the transactions contemplated thereby.

                 L. BankOne. The Purchaser shall substitute funding for the Companies' line of credit with BankOne currently in place.

                                   SECTION X

                                INDEMNIFICATION

                 A. Indemnification by the Shareholders. Each of the Shareholders, jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Purchaser's Damages"), including, without limitation, Purchaser's Counsel Expenses (as hereinafter defined), sustained or incurred by any member of the Purchaser Group and/or either of the Companies (i) as a result of or arising from the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, either of the Companies or any of the Shareholders herein, (ii) arising out of or relating to PRM, the Division or the dividend thereof (including any Tax due and payable by the Companies from any gain on the sale thereof or otherwise), (iii) arising out of or related to the development of the Internet-Based Computer Software for Professional Employer Organizations, including any infringement claims arising therefrom,
(iv) arising out of or relating to
the Share Repurchase Agreement or Voting Trust Agreement including but not limited to any claim by K. Shostack arising therefrom, (v) arising out of or relating to any claims or litigations set forth on Exhibit II(W), (vi) arising out of or relating to the failure to pay or perform any Guarantees or (vii) arising out of or relating to any claim that the Companies (or either of them) are in violation of any statutes, rules and/or regulations relating to professional employer organizations. For purposes hereof "Purchaser's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by any member of the Purchaser Group and/or either of the Companies, including, without limitation, in any action or proceeding between any member of the Purchaser Group and/or either of the Companies and any of the Shareholders or in any action or proceeding between the Purchaser and/or either of the Companies and any third party. In addition to the right of the Purchaser to indemnification hereunder, the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages against any Earn-Out Payments or Additional Payments due and payable to the Shareholders as provided for in Section I(C) or I(D) hereof; provided, however, that the Purchaser shall not have the right to set-off under this Section X(A) the amount of the Purchaser's Damages which it may sustain or incur by reason of a breach of any of the Shareholders' covenants contained in Section XI hereof.

                 B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless each of the Shareholders and, in the case of Shareholders who are individuals, each of their respective heirs and legal representatives (collectively, the "Shareholder Group") from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Shareholders' Damages"; the Shareholders' Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Shareholders' Counsel Expenses (as hereinafter defined), sustained or incurred by any member of the Shareholder Group as a result of or arising from the breach of any of the obligations or covenants or provisions of, or the inaccuracy of any of the representations or warrants made by, the Purchaser herein. For purposes hereof "Shareholders' Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by any member of the Shareholder Group, including, without limitation, in any action or proceeding between any member of the Shareholder Group and the Purchaser and/or either of the Companies or in any action or proceeding between any of the Shareholders and any third party.

                 C. Procedure for Indemnification. In the event that any party hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section X, the party from whom such indemnity may be sought (the "Indemnifying Party") shall be given written notice thereof by the party seeking such indemnity (the "Indemnified Party"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount. The Indemnifying Party shall within 30 days pay to the Indemnified Party the amount of the Damages so specified.

                 D. Subrogation. The Shareholders shall be subrogated to all rights of the Purchaser or the Companies with respect to any claim for which the Purchaser or either of the Companies has been indemnified by the Shareholders hereunder; provided, that, the Purchaser shall not be required to make any claim against either of the Companies or any other party in order to pursue any claim against any of the Shareholders and provided further, that none of the Shareholders shall be entitled to any indemnification or right of contribution from either of the Companies or have any other rights against either of the Companies in connection with any claim made hereunder.

                 E.       Limits on Indemnification.

                 (i) Notwithstanding anything in this Section X to the contrary, no party shall be entitled to indemnification pursuant to this
Section X with regard to any misrepresentation or breach of warranty or the litigations referenced in clause (v) of Section X(A) hereof unless and until the aggregate amount of Damages to which the indemnity relates sustained or incurred by such party with respect to all such misrepresentations and breaches exceeds $100,000 ($50,000 with respect to all such litigations, which shall reduce such $100,000 on a dollar-for-dollar basis).

                 (ii) Notwithstanding anything in this Section X to the contrary, the aggregate liability of the Shareholders arising out of the breaches of the representations and warranties of the Companies and the Shareholders contained in this Agreement shall be limited to an amount equal to the sum of (x) $15,000,000 and (y) the amounts which would be payable to the Shareholders (and the Broker) except for the offset provisions contained in
Section X(A) hereof, as Earn-Out Payments (collectively, the "Shareholders Limit"). In the event that the Purchaser shall not be entitled to receive Purchaser's Damages because such Purchaser's Damages exceed the Shareholders Limit as in effect at the time, but there is an increase in the Shareholders Limit because the Shareholders have become entitled to receive an Earn-Out Payment, the Purchaser shall be entitled to recover such excess Purchaser's Damages by offsetting the amount thereof against the amount of such Earn-Out Payment; provided, further, however, that in no event shall the Shareholders have the right to pay the indemnification for such Purchaser's Damages in consideration other than cash. The aggregate liability of the Purchaser arising out of the breaches of the representations and warranties of the Purchaser contained in this Agreement shall be limited to an amount equal to the Shareholders Limit in effect from time to time.

                                   SECTION XI

                           NON-COMPETITION AGREEMENT

                 Following the consummation of the transactions contemplated hereby, and in consideration thereof, none of the Shareholders shall (a) subsequent to the date of the Closing and until five years after the date of the Closing, directly or indirectly, (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within a one hundred (100) mile radius of any facility in which the Companies conduct the Business as of the date of the Closing, which is competitive with the Business or the Purchaser's business as a professional employer organization or a provider of staffing to healthcare organizations,
(ii) solicit or entice or endeavor to solicit or entice away from any member of the Purchaser Group (as hereinafter defined) any person who was or is at the time of the solicitation or enticement a director, officer, employee, agent or consultant of such member of the Purchaser Group, either on any of the Shareholders' own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Purchaser Group, (iii) solicit or entice or endeavor to solicit or entice away any person who was or is at the time of the solicitation or enticement a client or customer of any member of the Purchaser Group, either on any of the Shareholders' own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of any member of the Purchaser Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Purchaser Group, or (b) at any time, take any action or make any statement the intended effect of which would be, directly or indirectly, to impair in any material respect the goodwill of any member of the Purchaser Group or the business reputation or good name of any member of the Purchaser Group, or be otherwise detrimental in any material respect to the Purchaser and/or either of the Companies, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Purchaser Group. Because the remedy at law for any breach of the foregoing provisions of this Section XI would be inadequate, each of the Shareholders hereby consents, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section XIII(F) hereof. Notwithstanding the foregoing, the parties acknowledge and agree that any and all business ventures and other activities that are expressly permitted under other terms and provisions of this Agreement or that are expressly permitted under the Employment Agreement and the assistance of Dennis L. Hall in connection with such business ventures and other activities (so long as such assistance does not (x) interfere in any material respect with Mr. Hall's employment by the Companies or (y) materially affect the Companies) shall be deemed to be permitted under, and shall not constitute a violation or breach of, this Section XI.

                 The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                 For purposes hereof, "Purchaser Group" shall mean, collectively, the Purchaser, the Companies and their subsidiaries, affiliates and parent entities operating in the same lines of business.

                 Notwithstanding anything to the contrary, it shall not be deemed a breach of clause (a)(i) above for Shostack to engage in any of the following in accordance with the Employment Agreement (A) close down Americare's Technical Recruiting lines of business and (B) manage or operate
(w) the Division, (x) Unalign, Inc. (a professional employer organization that will market to businesses with employees who are represented by unions), (y) a payroll financing and financial company that is as of the date hereof in the development stage or (z) S&F Employer Software L.L.C. in connection with the development and marketing of the Internet-Based Computer Software for Professional Employer Organizations.

                                  SECTION XII

                              BROKERS AND FINDERS

                 A. The Shareholders' Obligation. Neither the Purchaser nor either of the Companies shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by either of the Companies or any of the Shareholders in connection with this Agreement and the transactions contemplated hereby, other than a broker's fee equal to three percent (3%) of the Purchase Price which shall be payable to the Broker, and each of the Shareholders, jointly and severally, hereby agrees to indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation. The parties acknowledge and agree that all payments of the Purchase Price (whether in cash or in NCES Shares) otherwise payable to the Shareholders shall be reduced by the amount of such broker's fee and that such broker's fee shall be paid directly to the Broker by the Purchaser,

                 B. The Purchaser's Obligation. Neither of the Companies nor any of the Shareholders shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this

Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save each of the Shareholders harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                                  SECTION XIII

                                 MISCELLANEOUS

                 A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

                          (1)     If to the Companies (prior to the Closing):

                                  Americare Employers Group, Inc.
                                  4350 East Camelback Road, Suite 100-E
                                  Phoenix, Arizona  85018
                                  Attention:  President
                                  Telecopy No.:  (602) 263-4600
                                  Telephone No.: (602) 230-2500

                                  with copies to:

                                  Americare Employers Group, Inc.
                                  4350 East Camelback Road
                                  Suite 100-E
                                  Phoenix, Arizona  85018
                                  Attention:  Dennis L. Hall, Esq.
                                  Telecopy No.:  (602) 263-4600
                                  Telephone No.: (602) 230-2500

                                  and:

                                  Squire, Sanders & Dempsey L.L.P.
                                  40 North Central Avenue
                                  Suite 2700
                                  Phoenix, Arizona  85004
                                  Attention:  Jeffrey D. Warren, Esq.
                                  Telecopy No.:  (602) 253-8129
                                  Telephone No.: (602) 528-4000

                          (2)     If to Ronald N. Shostack or Zanza Personnel,
                                  Inc.:

                                  4300 East Rose Lane
                                  Paradise Valley, Arizona 85253
                                  Telecopy No.:  (602)
                                  Telephone No.: (602)

                                  with a copy to:

                                  Sacks Tierney
                                  2929 North Central Avenue
                                  Phoenix, Arizona  85012-2742
                                  Attention:  Bob Lord, Esq.
                                  Telecopy No.:  (602)
                                  Telephone No.: (602) 657-9408

                          (3)     If to Ian Ackerman:

                                  c/o Ackerman Limited
                                  4747 North 7th Street
                                  Phoenix, Arizona 85014
                                  Telecopy No.:  (602) 265-8093
                                  Telephone No.: (602) 228-3501

                                  with a copy to:

                                  Sacks Tierney
                                  2929 North Central Avenue
                                  Phoenix, Arizona  85012-2742
                                  Attention:  Bob Lord, Esq.
                                  Telecopy No.:  (602)
                                  Telephone No.: (602) 657-9408

                          (4)     If to Kerran Shostack:

                                  145 Sharon Lane
                                  Grover Beach, California  93433
                                  Telecopy No.:  (805) 473-4834
                                  Telephone No.: (805) 473-1176
                                  with a copy to:

                                  Gallagher & Kennedy
                                  2600 North Central
                                  Phoenix, Arizona  85004-3020
                                  Attention:  Tom Lawless, Esq.
                                  Telecopy No.:  (602) 530-8282
                                  Telephone No.: (602) 530-8542

                          (5)     If to Theresa Conroy:

                                  6139 North 31st Street
                                  Phoenix, Arizona 85016
                                  Telecopy No.:  (602) 954-7450
                                  Telephone No.: (602)

                                  with a copy to:

                                  Rayndon Law Office, P.C.
                                  401 West Baseline Road, Suite 102
                                  Tempe, Arizona  85283-5349
                                  Attention:  Darra Rayndon, Esq.
                                  Telecopy No.:  (602) 820-4421
                                  Telephone No.: (602)

                          (6)     If to the Purchaser or the Companies
                                  (subsequent to the Closing):

                                  NovaCare Employee Services, Inc.
                                  2621 Van Buren Avenue
                                  Norristown, Pennsylvania  19406
                                  Attention:  President
                                  Telecopy No.:  (610) 650-4706
                                  Telephone No.: (610) 650-4700

                                  with a copy to:

                                  Haythe & Curley
                                  237 Park Avenue
                                  New York, New York  10017
                                  Attention:  Andrew J. Beck, Esq.
                                  Telecopy No.:   (212) 682-0200
                                  Telephone No.:  (212) 880-6000

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

                 B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive closing, notwithstanding any investigation at any time made by or on behalf of any party hereto until March 31, 2001; provided, however, that if any Earn-Out Payment would be payable to the Shareholders and the Broker for the Earn-Out Period ending December 31, 2000, but for the failure of the Companies to achieve the 2000 Employee Target (as hereinafter defined) during such Earn-Out Period, then the representations, warranties, covenants and agreements of the Companies and the Shareholders shall survive until the earlier of (x) March 31, 2002 and (y) the date, if any, such Earn-Out Payment is paid to the Shareholders and the Broker; except (i) for covenants and agreements to be performed subsequent to the Closing and (ii) that nothing in the foregoing shall be deemed to diminish any Indemnifying Party's indemnification obligations to an Indemnified Party respecting (a) any matter for which written notice to the Indemnifying Party has been given prior to the end of the applicable indemnification period, and (b) claims for indemnification for Tax matters and common law fraud, which shall survive for the duration of the applicable statutes of limitations.

                 C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                 D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. Each of the Shareholders agrees to execute and deliver any reasonable and customary management representation letter requested by the Purchaser's independent certified public accountants in connection with their audit of the Financial Statements.

                 E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that, except as set forth in Section II(J), the Companies shall not bear any of such expenses.

                 F.       Injunctive Relief.  Notwithstanding the provisions of
Section XIII(G) hereof, in the event of a breach or threatened breach by any of the

Shareholders of the provisions of Section XI of this Agreement, each of the Shareholders hereby consents and agrees that the Purchaser shall be entitled in order to maintain the status quo ante pending the outcome of any arbitration pursuant to Section XIII(G) hereof to an injunction or similar equitable relief restraining any of the Shareholders, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by any of the Shareholders, as the case may be, under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the federal courts for the District of Arizona and the Arizona state courts located in such District for any proceedings under this Section XIII(F). The parties hereto agree that the availability of arbitration in Section XIII(G) hereof shall not be used by any party as grounds for the dismissal of any injunctive actions instituted by the Purchaser pursuant to this Section XIII(F).

                 G.       Dispute Resolution.

                            (i)   Arbitration.  The parties shall attempt
amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to J.A.M.S./Endispute for final binding arbitration, which shall be conducted by a single arbitrator in the Phoenix, Arizona area, pursuant to J.A.M.S./Endispute's Arbitration Rules (the "Rules"). The parties agree that, notwithstanding anything to the contrary contained in the Rules, the arbitrator shall not award consequential, exemplary, incidental, punitive or special damages.

                           (ii)   Procedure.  It is agreed that if any party
shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. The parties shall bear equally all costs of said arbitration (other than their own attorney's fees and costs). The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable (except as provided in Section XIII(F) hereof), or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought. Any equitable relief awarded under Section XIII(F) hereof shall be dissolved upon issuance of the Arbitrator's decision and order.

                 H. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                 I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Purchaser and each of the Companies, respectively, and the legal representatives and heirs of each of the Shareholders.

                 J. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

                 K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                 L.       Appointment of Shareholder Representative.

                 (a) Each Shareholder hereby makes, constitutes and appoints Shostack to be such Shareholder's true and lawful attorney in fact and agent (the "Shareholder Representative"), for such Shareholder and in such Shareholder's name, as effectively as such Shareholder could act for such Shareholder with full power of substitution in the premises, to take all actions which under this Agreement and the Escrow Agreement are to be or may be taken by such Shareholder, including, without limitation, to give and receive all consents, waivers, amendments, notices and other communications to be given or which may be given or received under this

Agreement. The incapacity of any Shareholder shall not terminate the agency and power of attorney granted hereby to the Shareholder Representative. Upon the death of any Shareholder, such Shareholder's executors, administrators, legal representatives and heirs may only exercise rights under this Agreement or the Escrow Agreement through the Shareholder Representative as their sole and exclusive agent. Such agency and power of attorney is irrevocable and coupled with an interest, and the provisions of this Section XIII(L) are independent and severable and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with, or in any way arising out of, the transactions contemplated by this Agreement and the Escrow Agreement. In the event that the Shareholder Representative should for any reason become unable to perform his responsibilities hereunder, or resign such position, the Shareholders holding a majority of the Shares shall select another representative by written notice executed by such Shareholders and delivered to the Purchaser to fill such vacancy and such substituted representative shall be deemed the Shareholder Representative for all purposes of this Agreement.

                 (b) The Purchaser shall be entitled to rely conclusively on the actions, communications, instructions, decisions and agreements of the Shareholder Representative as being the actions, communications, instructions, decisions and agreements of each of the Shareholders (without the need to communicate or otherwise confirm such with any Shareholder), and no Shareholder shall have any claim or cause of action against the Purchaser for any action taken or not taken by the Purchaser in reliance upon the actions, communications, instructions, decisions or agreements of the Shareholder Representative.

                 (c) All actions, communications, instructions, decisions and agreements of the Shareholder Representative shall be conclusive and binding upon all of the Shareholders and no Shareholder shall have any claim or cause of action against the Shareholder Representative for any action taken or not taken by the Shareholder Representative in his role as such, except for any action or omission taken or made fraudulently or in bad faith with respect to such Shareholder.

                              *        *        *

                 IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                               AMERICARE EMPLOYERS GROUP, INC.


                               By:   /s/ RONALD N. SHOSTACK
                                  ---------------------------------------
                                  Name:  Ronald N. Shostack
                                  Title: President

                               PARALIGN STAFFING TECHNOLOGIES, INC.


                               By:   /s/ RONALD N. SHOSTACK
                                  ---------------------------------------
                                  Name:  Ronald N. Shostack
                                  Title: President


                                     /s/ RONALD N. SHOSTACK
                               ------------------------------------------
                                         Ronald N. Shostack

                               ZANZA PERSONNEL, INC.


                               By:   /s/ RONALD N. SHOSTACK
                                  ---------------------------------------
                                  Name:
                                  Title:


                                     /s/ IAN ACKERMAN
                               ------------------------------------------
                                         Ian Ackerman


                                     /s/ THERESA CONROY
                               ------------------------------------------
                                         Theresa Conroy

                               NOVACARE EMPLOYEE SERVICES, INC.


                               By:   /s/ LOREN J. HULBER
                                  ---------------------------------------
                                  Name:  Loren J. Hulber
                                  Title: President & CEO



                              [Purchase Agreement]

                                     /s/ KERRAN L. SHOSTACK
                               ------------------------------------------
                                         Kerran L. Shostack





                              [Purchase Agreement]